Exhibit 99.1

       InterDigital Announces Strong First Quarter 2003 Results

         New License Agreements Drive Profitable Performance


    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--May, 13, 2003--InterDigital Communications Corporation (Nasdaq:IDCC), a leading architect, designer and provider of wireless technology and product platforms, today reported revenues of $37.3 million and net income of $26.7 million, or $0.45 per share (diluted), for its first quarter ended March 31, 2003. In addition, InterDigital reported its cash and short-term investment position grew to $94.6 million at March 31, 2003, up $7.0 million over year-end 2002, including a net receipt of $11.9 million from NEC Corporation of Japan (NEC). The Company's cash position was further strengthened early in the second quarter 2003 by the receipt of approximately $25 million of scheduled payments associated with new patent license agreements with Ericsson and Sony Ericsson.
    Revenues in first quarter 2003 of $37.3 million increased $16.4 million, or 78%, over first quarter 2002 revenues of $20.9 million. The increase was due largely to the recognition of $24.7 million of royalties associated with new patent license agreements with Ericsson and Sony Ericsson, offset in part, by an expected decrease of $1.9 million in specialized engineering service revenue. Included in the $24.7 million was $20.3 million of royalties from Sony Ericsson related to pre-2003 handset sales.
    Recurring royalty revenues in first quarter 2003 of $17 million increased 53% over comparable first quarter 2002 revenue of $11.1 million, aided by current royalties from Sony Ericsson and Ericsson of $2.9 million and $1.5 million respectively, and an increase of $1.2 million in royalties from NEC.
    The Company reported net income of $26.7 million, or $0.45 per share (diluted), for first quarter 2003, compared to net income of $16,000, or breakeven earnings per share in first quarter 2002. The improvement in net income compared to first quarter 2002 was due to the recognition of $20.3 million of royalties from Sony Ericsson, and other income of $10.6 million associated with the settlement of the Ericsson litigation in first quarter 2003, net of a related insurance reimbursement obligation. Operating expenses increased 2% over first quarter 2002 to $19.9 million, mainly as a result of higher directors' and officers' liability insurance premiums, and patent administration and licensing costs. Tax expense decreased in first quarter 2003 due in part to the level of royalty revenue not subject to non-U.S. withholding tax.
    "I am very pleased with our performance in the first quarter," said Howard Goldberg, President and Chief Executive Officer. "You can see the impact of increasing momentum in every area of our business. We have been successful in creating a broad-based revenue stream that spans across multiple technologies, standards and applications.
    "Recurring royalty revenues now constitute the foundation of our revenues, reflecting the strength of our global patent licensing program. We expect that strength will be reflected in the expansion of our licensing base with new agreements during the remainder of 2003. At the same time, we are making substantial progress in rapidly moving technology to product and targeting product to market in early 2004.
    "Resolution of the royalty issues with Nokia and Samsung is our highest priority and we remain confident in our position. We're continuing separate discussions with both companies. To facilitate a timely conclusion of all issues, we have initiated the contractual resolution process with Nokia to determine the royalties to be paid under its license agreement. This establishes the timetable for discussions, senior executive meetings, and any future initiation of arbitration, if necessary," concluded Mr. Goldberg.
    Rich Fagan, Chief Financial Officer commented, "Our first quarter 2003 results gave us a good start to the year. We benefited from important contributions from Ericsson, Sony Ericsson, NEC and Sharp. While we expect to expand our licensing base this year, we anticipate second quarter 2003 revenues to be generated primarily by royalties from the same licensees that contributed to first quarter 2003 results. Of course, our 2003 revenues could be materially affected in a positive way by the successful resolution of issues with Nokia and Samsung. We anticipate that operating expenses will gradually increase in coming quarters as we move our Wideband Time Division Duplex development efforts toward creation of field trial demonstration products."

    About InterDigital

    InterDigital architects, designs and provides advanced wireless technologies and products that drive voice and data communications. The Company offers technology and product solutions for mainstream wireless applications that deliver cost and time-to-market advantages for its customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G and 3G standards, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital Communications Corporation.

    This press release contains forward-looking statements regarding, among other things, our current beliefs, plans and expectations as to
(i) our ability to expand our licensing base and move technology to product, and the timing thereof, (ii) resolution of the royalty issues with Nokia and Samsung, and the timing thereof, and (iii) revenues and operating expenses. Words such as "expect", "targeting", "anticipate", "future", or similar expressions are intended to identify such forward-looking statements.

    Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in any such forward-looking statement due to a variety of factors in addition to those specifically identified above including, but not limited to:
(i) any disputes, and the length and resolution of any disputes, as to the applicability of the terms of the Ericsson and Sony Ericsson licensing agreements to the royalty obligations of Nokia and Samsung under their licensing agreements; (ii) the review, negotiation and dispute resolution processes permitted under Nokia's and Samsung's license agreements and/or the results therefrom; (iii) our ability to enter into additional license agreements; (iv) a failure by any licensee to realize our and market projections for sales of covered products; (v) unanticipated development costs, technical, financial or other difficulties or delays related to the development of our technologies and products; (vi) the impact of the Severe Acute Respiratory Syndrome epidemic on our ability to engage in negotiations in Asia and elsewhere; (vii) our ability to enter into additional licenses, and to extend the term of the Sharp patent license agreement on favorable terms or at all, in or applicable to, the second quarter 2003, the market share and the performance of our licensees in selling their products, and our ability to adequately prosecute, enforce and protect our patents and other intellectual property rights; and (viii) as well as other factors listed in the Company's most recently filed Form 10-K. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.


             SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS
                    For the Periods Ended March 31
             (Dollars in thousands except per share data)
                             (unaudited)

                                                 For the Three Months
                                                    Ended March 31,
                                                 ---------------------
                                                    2003       2002
                                                 ---------- ----------

REVENUES:                                         $ 37,324   $ 20,949
                                                 ---------- ----------

OPERATING EXPENSES:

 Sales and marketing                                 1,210      1,090
 General and administrative                          4,117      3,694
 Patents administration and licensing                3,139      2,855
 Development                                        11,388     11,815
                                                 ---------- ----------
                                                    19,854     19,454
                                                 ---------- ----------

 Income (loss) from operations                      17,470      1,495

OTHER INCOME                                        10,580          -
NET INTEREST INCOME                                    419        500
                                                 ---------- ----------

 Income before income taxes                         28,469      1,995

INCOME TAX PROVISION                                (1,742)    (1,945)
                                                 ---------- ----------

  Net income                                        26,727         50

PREFERRED STOCK DIVIDENDS                              (34)       (34)
                                                 ---------- ----------

NET INCOME TO COMMON SHAREHOLDERS                  $26,693        $16
                                                 ========== ==========

NET INCOME PER COMMON SHARE - BASIC                  $0.49      $0.00
                                                 ========== ==========

WEIGHTED AVERAGE NUMBER OF COMMON
 SHARES OUTSTANDING - BASIC                         54,604     53,966
                                                 ========== ==========

NET INCOME PER COMMON SHARE - DILUTED                $0.45      $0.00
                                                 ========== ==========

WEIGHTED AVERAGE NUMBER OF COMMON
 SHARES OUTSTANDING - DILUTED                       58,666     56,847
                                                 ========== ==========


                          SUMMARY CASH FLOW
                    For the Periods Ended March 31
                        (Dollars in thousands)
                             (unaudited)

                                                 For the Three Months
                                                    Ended March 31,
                                                 ---------------------
                                                    2003       2002
                                                 ---------- ----------

Net income before pref. stock dividends            $26,727        $50
Depreciation & amortization                          2,604      2,684
Increase in deferred revenue                        32,236     46,000
Deferred revenue recognized                        (10,964)   (12,867)
Decrease (increase) in operating working
 capital, deferred charges and other               (49,680)   (45,720)
Capital spending & patent additions                 (1,649)    (2,688)
                                                 ---------- ----------
   CASH FLOW BEFORE FINANCING
   ACTIVITIES                                         (726)   (12,541)


Debt decrease & preferred dividends                    (81)        57
Net stock issued                                     7,823        698
                                                 ---------- ----------
   NET INCREASE (DECREASE) IN CASH
   AND SHORT-TERM INVESTMENTS                      $ 7,016   $(11,786)
                                                 ========== ==========


                       CONDENSED BALANCE SHEETS
                        (Dollars in thousands)
                             (unaudited)

                                              March 31,   December 31,
                                                 2003         2002
                                             ------------ ------------
Assets
Cash & short-term investments                    $94,582      $87,566
Accounts receivable                               99,638       53,486
Other current assets                               8,192        7,627
Property & equipment (net)                        12,934       14,091
Patents (net) & other non-current assets          27,987       28,408
                                             ------------ ------------
TOTAL ASSETS                                    $243,333     $191,178
                                             ============ ============
Liabilities and Shareholders' Equity
Current portion of long-term debt                   $192         $189
Accounts payable & accrued liabilities            10,266       14,124
Foreign & domestic taxes payable                   3,940        5,434
Deferred revenue                                 111,942       90,670
Long-term debt & long-term liabilities             3,540        1,970
                                             ------------ ------------
TOTAL LIABILITIES                                129,880      112,387

SHAREHOLDERS' EQUITY                             113,453       78,791
                                             ------------ ------------

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY        $243,333     $191,178
                                             ============ ============




    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Dawn Goldstein, 610/878-7800
             dawn.goldstein@interdigital.com
              or
             InterDigital Communications Corporation
             Investor Contact:
             Janet Point, 610/878-7800
             janet.point@interdigital.com